UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 24, 2006

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On February 24, 2006, Landry's Restaurants, Inc. ("Landry's") entered into a Shareholder Agreement ("Agreement") with Schussler Creative, Inc. ("Schussler") whereby Landry's acquired 80% of two restaurant concepts - T-Rex: A Prehistoric Family Adventure, A Place to Eat, Shop, Explore and Discover® and an Asian themed eatery from Schussler. Under the Agreement, Landry's paid approximately $7.6 million to Schussler, including the reimbursement of research and development costs, accounts payable, construction draws and pre-opening expenses. The Agreement further provides that Landry's can acquire Schussler's 20% interest for up to $35 million or that Schussler can put its interest to Landry's upon certain conditions for up to $35 million. In such event, combined profits from all stores would have to exceed $20.0 million. In addition, Landry's has agreed to guaranty the funding for the construction, development and pre-opening of at least three T-Rex Cafes and one Asian themed eatery over the next three to four years in an amount estimated to be approximately $48.0 million.

The first T-Rex is expected to open in The Legends mall in Kansas City, Kansas by late spring 2006. The Landry's/Schussler venture called T-Rex Cafe, Inc., through a wholly-owned subsidiary, on February 24, 2006, signed two lease agreements with Walt Disney World Hospitality and Recreation Corporation, one for T-Rex at Downtown Disney World (expected to open by early 2008) and the other for the Asian themed eatery at Disney's Animal Kingdom Theme Park (expected to open by summer 2007).

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Landry's Restaurants, Inc. Press Release published February 27, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

February 27, 2006	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Landry's Restaurants, Inc. Press Release published February 27, 2006